EXHIBIT 11

                 Statement of Computation of Per Share Earnings

         Set forth below are the bases for the computation of earnings per share for the periods shown. Information for all periods has been adjusted to reflect a stock split in the form of a 25% stock dividend declared on January 19, 2000 and payable on March 31, 2000.

                             Year Ended December 31,

     Earnings (loss) Per Common Share               1999              1998
                                                ---------------    --------------
     Basic                                            (0.41)            $(1.29)
     Average Shares Outstanding                   2,062,500          1,084,931
     Diluted                                          (0.41)            $(1.29)
     Average Shares Outstanding                   2,062,500          1,084,931